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                                                                     Exhibit 5.2




                                  July 9, 2001




Cleveland Electric Illuminating Company
76 South Main Street
Akron, Ohio  44308

         and

Cleveland Electric Financing Trust I
76 South Main Street
Akron, Ohio  44308


                     Re: REGISTRATION STATEMENT ON FORM S-2


Dear Ladies and Gentlemen:

         I am Counsel for The Cleveland Electric Illuminating Company, an Ohio corporation (the "COMPANY"). In connection with the preparation and filing by the Company and Cleveland Electric Financing Trust I, a Delaware statutory business trust sponsored by the Company (the "TRUST"), with the Securities Exchange Commission (the "COMMISSION") as of the date hereof of the registration statement on Form S-2 (the "REGISTRATION STATEMENT") to register under the Securities Act of 1933, as amended (the "ACT"), up to $245,000,000 aggregate amount of preferred securities (the "PREFERRED SECURITIES") to be issued by the Trust pursuant to a trust agreement dated as of June 7, 2001 (the "ORIGINAL TRUST AGREEMENT") which is to be amended and restated by an amended and restated trust agreement (together with the Original Trust Agreement, the "TRUST AGREEMENT"), the Company's subordinated debentures (the "SUBORDINATED DEBENTURES") to be issued under the indenture (the "Indenture") to be entered into between the Company and The Bank of New York, as Trustee, and the related guarantee to be delivered concurrently therewith by the Company and The Bank of New York, as Trustee under the guarantee agreement (the "GUARANTEE AGREEMENT"), I have examined (i) the Company's Articles of Incorporation and Code of Regulations, both as amended; (ii) documents issued by public officials as to the existence of the Company and the Trust under the laws of the States of Ohio and Delaware; (iii) the Registration Statement and exhibits thereto, including the prospectus comprising a part thereof (the "PROSPECTUS"), the form of Trust Agreement filed as Exhibit 4.4, the form of Indenture filed as Exhibit 4.1 and the form of Guarantee Agreement filed as Exhibit 4.6; and (iv) such other documents and records of the Company and the Trust, and such matters of law, as I have deemed necessary to enable me to render this opinion. I have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents.
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         Based on the foregoing, I am of the opinion that:

         1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Ohio.

         2. When (i) the Guarantee Agreement and the Indenture have been duly authorized by the Board of Directors of the Company (or by the committee or person to whom the Board delegates the authority to grant such authorization),
(ii) the Guarantee Agreement and the Indenture have been validly executed and delivered by the Company in accordance with such authorization and by the respective trustees thereunder and (iii) the Preferred Securities have been executed, issued, delivered and paid for in accordance with the terms and provisions of the Trust Agreement and as contemplated in the Registration Statement and the Prospectus, the Guarantee and the Indenture will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally, general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith, fair dealing and reasonableness.

         3. When (i) the terms of the issuance and sale of the Subordinated Debentures have been duly approved by all necessary action of the Board of Directors of the Company (or by the committee or person to whom the Board delegates the authority to grant such authorization) so as not to violate any applicable law or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (ii) the Indenture has been duly executed and delivered by the Company and the trustee thereunder and (iii) the Subordinated Debentures have been duly executed, authenticated, issued, delivered and paid for as contemplated by the Registration Statement and the Prospectus and in accordance with the Indenture, the Subordinated Debentures will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally, general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith, fair dealing and reasonableness.

         Paragraphs 2 and 3 of this opinion are subject to the Registration Statement's becoming effective with no stop order with respect thereto having been issued by the Commission, and to the order which has been issued by The Public Utilities Commission of Ohio remaining in effect, authorizing the issuance of the Preferred Securities, the Subordinated Debentures and the Guarantee Agreement on the terms contemplated in the Registration Statement and the Prospectus.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Opinions" in the Prospectus. In giving such


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consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

         I am a member of the bar of the State of Ohio, and this opinion is limited to the laws of the State of Ohio. Insofar as the opinion expressed herein relates to matters which are governed by the laws of the State of New York or the Federal laws of the United States, I have relied upon the opinion of Pillsbury Winthrop LLP, special counsel for the Company, which is being filed as an exhibit to the Registration Statement.


                                             Very truly yours,

                                             /s/ David L. Feltner

                                             David L. Feltner, Esq.
                                             Counsel for
                                             The Cleveland Electric Illuminating
                                             Company



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